AMENDMENT NO. 2 TO RIGHTS AGREEMENT


     This Amendment No. 2 (the "Amendment"), dated as of February 8, 2000, is between Dexter Corporation, a Connecticut corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent (the "Rights Agent").

                                  RECITALS

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of August 23, 1996, as amended by Amendment No. 1 thereto, dated as of October 4, 1999 (as so amended, the "Rights
Agreement");

     WHEREAS, the Company deems it advisable to amend the Rights Agreement;

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and the Company and the Rights Agent desire to evidence such amendment in writing.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

     Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

     Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

                           (a) Section 1(a) of the Rights Agreement is hereby amended by deleting such section and inserting in lieu thereof the following:

                  "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner of 11% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to a Qualifying Offer (as such term is hereinafter defined), (vi) any such Person who is one of the persons listed in Rule 13d-1(b)(1)(ii) under the Exchange Act (as such term is hereinafter defined) or who is otherwise entitled to report such ownership on
                  Schedule 13G under the Exchange Act (or any successor report), and is reporting such ownership on Schedule 13G under the Exchange Act, provided that such Person, together with its Affiliates and Associates, is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding, or (vii) any Person who becomes an Acquiring Person pursuant to a Qualifying Offer."

                           (b) Section 11(a)(ii) of the Rights Agreement is hereby amended by deleting such section and inserting in lieu thereof the following:

                  "(ii) In the event any Person (other than any Person who is not an Acquiring Person by reason of clauses (i) through (vii) of the definition of that term in Section 1(a)), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 11% or more of the shares of Common Stock then outstanding, unless the event causing the 11% threshold to be crossed is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a transaction described in either (A) or (B) below (a "Qualifying Offer"):

                           (A) the transaction is a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the entire Board of Directors of the Company to be in the best interests of the Company and its stockholders; or

                           (B) the transaction is a tender offer or an exchange offer for all outstanding shares of Common Stock which meets all of the following requirements:

                                    (1)  the offer is substantially
                                    unconditional immediately prior to
                                    the offer's expiration date;

                                    (2) in the opinion of the Company's
                                    financial advisor, the per share
                                    consideration offered to the Company's
                                    stockholders in the offer is fair to
                                    such stockholders, from a financial
                                    point of view.

                                    (3) on or prior to the date such offer
                                    is commenced within the meaning of Rule
                                    14d-2(a) of the General Rules and
                                    Regulations under the Exchange Act,
                                    such Person has, and has provided the
                                    Company, (a) with respect to the cash
                                    portion of the offer, firm written
                                    commitments from responsible financial
                                    institutions, which have been accepted
                                    by such Person or one of its
                                    Affiliates, to provide, subject only to
                                    customary terms and conditions (which
                                    shall in no event include conditions
                                    requiring access by such financial
                                    institutions to non-public information
                                    to be provided by the Company,
                                    conditions based on the accuracy of any
                                    information concerning the Company
                                    other than such as would be the subject
                                    of representations and warranties in a
                                    public financing by the Company, or
                                    conditions requiring the Company to
                                    make any representations, warranties or
                                    covenants in connection with such
                                    financing) funds for such offer which,
                                    when added to the amount of cash and
                                    cash equivalents which such Person then
                                    has available and has irrevocably
                                    committed in writing to the Company to
                                    utilize for purposes of the offer if
                                    consummated, and to keep available for
                                    such purposes until the offer is
                                    consummated or withdrawn, will be
                                    sufficient to pay the consideration
                                    payable for all shares outstanding on a
                                    fully diluted basis and all related
                                    expenses and (b) with respect to any
                                    securities portion of the offer, the
                                    opinion of a nationally recognized
                                    investment bank, ranking in the top ten
                                    United States domestic mergers and
                                    acquisitions advisors for the most
                                    recent year, jointly chosen by the
                                    Person and Company, and which
                                    investment bank has not provided
                                    services for either the Company or such
                                    Person (with costs for the services of
                                    such investment bank to be paid by such
                                    Person), that the value of the
                                    securities offered as consideration in
                                    the offer for each share of Common
                                    Stock receiving such securities is, at
                                    the time of the expiration of the
                                    offer, equal to or greater than the
                                    cash offered as consideration in the
                                    offer for each share of Common Stock
                                    not receiving securities;

                                    (4) such offer must remain open for at
                                    least 60 calendar days; provided, that
                                    (x) if there is any increase in the
                                    price of such offer, such offer must remain open for at least 10 Business Days after the last such increase, and (y) such offer must remain open for at least 10 Business Days after the date that any bona fide alternative offer is made which, in the opinion of the Company's financial advisor, provides or consideration per share in excess of that provided for in such offer; provided further, however, that such offer need not remain open, as a result of this clause (4), beyond (x) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under this clause (4), or (y) the announcement prior to the then scheduled expiration date, of any other offer with respect to which the Board of Directors has agreed to redeem the Rights immediately prior to acceptance for payment of shares thereunder (unless such offer is terminated prior to its expiration without any shares having been purchased thereunder); and

                                     (5) on the date such offer is
                                    commenced within the meaning of Rule
                                    14d-2(a) of the Rules and Regulations
                                    under the Exchange Act, such Person
                                    makes an irrevocable commitment in the
                                    offer to purchase relating to the
                                    offer:

                                            (a) to consummate promptly upon
                                            completion of such offer a
                                            transaction whereby all shares
                                            of Common Stock not purchased
                                            in such offer will be acquired
                                            at the same price per share
                                            paid pursuant to the offer, and
                                            otherwise not to purchase any
                                            shares of Common Stock
                                            following completion of the
                                            offer; and

                                            (b) that such Person or group
                                            will not amend such offer in a
                                            manner adverse to the holders
                                            of share Common Stock,

                  then, promptly following the occurrence of such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one two-hundredths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one two-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the occurrence of the Section 11(a)(ii) Event, and (y) dividing that product (which, following such occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such occurrence (such number of shares, the "Adjustment Shares")."

                  Section 6. Amendment of Section 2. The first sentence of
Section 2 of the Rights Agreement is hereby amended to delete the following words:

                  "and the holders of the Rights (who, in accordance with Section 3 hereof, shall also be, prior to the Distribution Date, the holders of the Common Shares)".

                  Section 8. Amendment of Section 18(a). Section 18(a) of the Rights Agreement is hereby amended by adding the following words to the end of such section:

                  "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

                  Section 10.  Miscellaneous.
                               -------------

                           (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                           (b) The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                           (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

                           (d) This Amendment shall be deemed to be a contract made under the laws of the State of Connecticut and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number One to be duly executed and attested, all as of the day and year first above written.


Attest:                               DEXTER CORPORATION


By:/s/ Lisa Voorvaart                 By:/s/ Bruce H. Beatt
   ----------------------------          ------------------
    Name: Lisa Voorvaart                  Name: Bruce H. Beatt
    Title: Secretary                      Title: Vice President



Attest:                               CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


By: /s/ Lee Tinto                     By: /s/ Joan B. Hayes
   ----------------------------          ------------------
    Name:  Lee Tinto                     Name:  Joan B. Hayes
    Title: Vice President                Title: Assistant Vice President